July 16, 2013

Ken Goodson
2555 Hampshire Blvd. SE
Grand Rapids, MI 49506

Dear Ken

First, I want to thank you for your long and valued service to Herman Miller and your willingness to work through such an important transition.

We have worked to define a package that will enable you to transition from your current role to retirement, as you have requested, and at the same time transfer your critical knowledge, and complete important work on our behalf. The basic elements of our agreement are as follows:

Compensation and Term of Employment

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You will transition from your current position on July 18, 2013 and assume the role of Strategic Consultant – Operations, described further below. This new role will be for a two-year period that will end in July 2015.

•	Ninety days prior to July 2015, we will mutually determine if the agreement will be extended. The extension may be in a similar or reduced capacity.

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Your compensation beginning July 18, 2013 will be $250,000 per year. You will be eligible to receive all of the benefits available to full time Herman Miller employees. You will not be eligible to participate in the Long Term Incentive Plan, the Executive Cash Bonus or other bonus programs.

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You will be entitled to use your bundled benefits until Dec 31, 2013. You will not be eligible to participate in the bundled benefits program thereafter. You will be allowed $5,000 per year for your spouse to accompany you on required international travel.

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In July of 2013, you will be granted a RSU award of $150,000 that will cliff vest over three years. This RSU award and the vesting of it will be based on completing this two year employment agreement and your agreement to non-competition and non-solicitation requirements that will extend for one year after your employment ends. If you do not complete this employment agreement for any reason or fail to comply with the non-competition or non-solicitation requirements the grant will be forfeited.

•	Outstanding Long Term Incentive Grants will continue to vest as provided in the grants.

•	You will continue to be eligible to use the Mayo clinic services provided to the ELT for the duration of the two-year period.

Responsibilities and Reporting Relationship

•	You will report to Greg Bylsma, CFO and EVP of Operations.

•	Your responsibilities will include: Regular consultation and mentoring of Greg Bylsma as to operations strategy and the implementation of HMPS. Recruiting, mentoring and evaluating members of the BOLD program. Leadership of strategic projects to build our global operational footprint (outlined below). And, other assignments that are defined by Greg Bylsma or Brian Walker. If the total scope requires more time than noted below, the parties will adjust the scope of the assignments and/or agree to a change in compensation levels.

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You will work a minimum of 8 days/month. You will reserve a minimum of 4 days per month to consult and coach Greg Bylsma. This will include engaging in HMPS evaluations of operational facilities, discussion of key capital expenditures and talent development. You will be available for one international trip per quarter to advance key projects, evaluate HMPS implementation and/or trouble shoot.

•	You will meet with Brian Walker once per month to update him on progress with key projects, development of Greg Bylsma and relay strategic observations.

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Every six months you will work with Greg to develop and agree to a chart of work. This chart of work will include the specific operations he would like evaluated, assignments and development of BOLD candidates and key projects to be completed by you.

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You will lead the following international projects and ensure they are delivered with-in required time frames, at or below planned investment and meet the operational and manufacturing needs of the business. Projects goals around completion and budget may be adjusted during the course of the year based upon changing business objectives and/or project scope. For purposes of these projects the Senior Vice President of Operations and Engineering will report directly to you.

◦	POSH Operational Integration

◦	Ningbo Facility development and move

◦	UK Facility Consolidation

◦	India Assembly and Distribution

◦	Brazil Assembly and Distribution
This arrangement does not change our basic employment relationship as being employment “at will.” In the event of termination of this relationship by HMI before the end of the 2 year period except for death, disability, major misconduct or your association with a competitor, you will be entitled to receive the balance of your cash compensation under this agreement in the form of salary continuation. You will not be entitled to salary continuation if you terminate the relationship, or at end of the 2 year period. If you work for a competitor or become a consultant to a competitor or solicit employees or customers during the salary continuation period, payments under this agreement will stop. RSU vesting will be contingent upon the completion of the entire 2 year period.

The Company is also giving you notice that effective July 18, 2013, it will terminate the Change In Control Agreement dated February 6, 2006 as amended on July 18, 2011, between you and the company pursuant to Section 8(b) of the agreement.

If this arrangement is acceptable to you please sign a copy of this letter and return it to me no later than August 15, 2013.

Again, thank you for your dedication and your willingness to make this commitment.

Sincerely,

/s/ Brian C. Walker
Brian C. Walker
President and CEO

I agree with and accept the terms described above

/s/ Kenneth L. Goodson
Ken Goodson

Date

July 16, 2013